UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-12

OKTA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Okta, Inc.
100 First Street, Suite 600
San Francisco, California 94105

May 28, 2021

Dear Okta Stockholder:

The proxy statement of the 2021 Annual Meeting of Stockholders (the “Proxy Statement”) of Okta, Inc. to be held on June 17, 2021 (the “Annual Meeting”) was filed with the Securities and Exchange Commission on May 6, 2021. Since then, there have been developments regarding our board of directors. We are reaching out to you to describe these recent events and to supplement portions of the Proxy Statement as set forth in this Supplement to the Proxy Statement.

Recent Developments

Effective May 25, 2021, our board, upon the recommendation of the board’s nominating and corporate governance committee, expanded the size of our board from nine to ten members and appointed Jeff Epstein to our board and as chair of the board’s audit committee. Mr. Epstein has extensive experience as an executive, advisor and investor in technology companies and currently serves on the boards of directors of other public companies.

Impact on Voting at the Annual Meeting

Stockholders do not need to take any action if they have already voted their shares for the Annual Meeting. The director nominees named in the Proxy Statement sent or made available to our stockholders will stand for election at the Annual Meeting. The form of proxy card included in our definitive proxy materials remains valid, and no new proxy cards are being distributed.

Correction to Number of Shares of Class A Common Stock Outstanding

The Proxy Statement incorrectly indicates that, as of the record date for the Annual Meeting (the “Record Date”), the number of shares of our Class A common stock outstanding was 125,052,387 shares. The correct number of shares of our Class A common stock outstanding as of the Record Date was 125,059,887 shares.

Thank you for your ongoing support of Okta.

Sincerely,

Todd McKinnon
Chairperson of the Board of Directors and Chief Executive Officer